Exhibit 99.1

NEWS RELEASE

Visteon Names Markus Schupfner Chief Technology Officer

Experienced Infotainment and ADAS Technologist Will Oversee Visteon’s Technology Development Activities for Connected Car and Autonomous Driving

VAN BUREN TOWNSHIP, Mich., March 21, 2016 — Visteon Corporation (NYSE: VC), a leading global supplier of automotive cockpit electronics for the connected car, today announced that Markus Schupfner has been named chief technology officer, effective April 1. Schupfner will lead advanced technology development, especially in the area of advanced driver assistance systems (ADAS) and autonomous driving, as well as product management of all Visteon products.

Schupfner has more than 20 years of experience leading software development for global automotive suppliers, primarily serving high-end vehicle manufacturers. Based in Karlsruhe, Germany, he will be responsible for driving technology innovation globally across Visteon’s technology centers in Europe, the Americas and Asia. He will also lead Visteon’s new technology initiatives in the areas of ADAS, vehicle-to-vehicle and vehicle-to-infrastructure (V2X), and autonomous driving.

“Markus has an exceptional track record in the automotive industry in infotainment and ADAS technologies and brings a high level of credibility, having worked successfully with many of the vehicle manufacturers that are driving the technology evolution in this space,” said Visteon President and CEO Sachin Lawande. “He has established solid relationships with automakers, suppliers, partners and universities that will contribute to our success in future technology initiatives. We are very pleased to have a technology leader of his caliber joining Visteon as CTO.”

Schupfner joins Visteon from Elektrobit Automotive GmbH, an international supplier of embedded software solutions and services, where since 2014 he has been executive vice president of operations, after serving four years as vice president of Elektrobit infotainment solutions. As head of operations at Elektrobit Automotive – recently acquired by Continental AG – Schupfner led innovation, product and service developments for human-machine interaction (HMI), driver assistance, navigation, system integration, connected car and electronic control unit (ECU) solutions. He achieved many successful product launches for high-end vehicle manufacturers and helped turn the company toward a lean development approach.

Prior to joining Elektrobit, Schupfner was vice president of navigation for the infotainment division of Harman International Industries, where he led product development and pre-development for high-end navigation. He previously held director-level roles during a 12-year career at Siemens VDO and Siemens, responsible for system architecture and technology development of high-end navigation systems for leading automakers.

Schupfner has obtained several patents for embedded navigation software. He has a degree in mathematics from the Technical University of Applied Sciences in Regensburg, Germany.

About Visteon

Visteon is a global company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, and telematics solutions; its brands include Lightscape®, OpenAir® and SmartCore™. Headquartered in Van Buren Township, Michigan, Visteon has nearly 11,000 employees at 50 facilities in 19 countries. Visteon had sales of $3.25 billion in 2015. Learn more at www.visteon.com.

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